Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-103939, 333-109173 and 333-157978 on Form S-8 and in Registration Statement Nos. 333-135603 and 333-166556 on Form S-3 of our report dated March 31, 2010, relating to the 2009 consolidated financial statements of Jones Soda Co. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an emphasis of matter paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
March 18, 2011